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Exhibit 21

                         SUBSIDIARIES OF THE REGISTRANT

Bank of Granite Corporation has two wholly owned subsidiaries as follows:

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
                                         Date of                     State of
              Name                    Incorporation               Incorporation

Bank of Granite                      August 2, 1906               North Carolina
GLL & Associates, Inc.                June 24, 1985               North Carolina
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